Citigroup Global Markets Holdings Inc.

Term Sheet No. 2021–USNCH7500 dated May 27, 2021 relating to Pricing Supplement

No. 2021–USNCH7500 dated May 27, 2021

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

A

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the EURO STOXX 50® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF due June 2, 2026

Term Sheet to Pricing Supplement No. 2021—USNCH7500 dated May 27, 2021

Key Terms		Investment Description
Issuer	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

•   Linked to the worst performing of the EURO STOXX 50® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF (each referred to as an “underlying”)

•   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.
Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the worst performing underlying from its initial underlying value to its final underlying value.
The payment at maturity will reflect the following terms:

o      If the value of the worst performing underlying increases, you will receive the stated principal amount plus 225% participation in the upside performance of the worst performing underlying

o      If the value of the worst performing underlying remains unchanged or decreases but the decrease is to a value that is greater than or equal to its final barrier value, you will be repaid the stated principal amount

o      If the value of the worst performing underlying decreases to a value less than its final barrier value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities

•     The worst performing underlying is the underlying that has the lowest underlying return

•     The final barrier value for each underlying is equal to 70% of its initial underlying value

•     Investors may lose up to 100% of the stated principal amount

•     Your return on the securities will depend solely on the performance of the underlying that is the worst performing underlying. You will not benefit in any way from the performance of any better performing underlying. Therefore, you will be adversely affected if any underlying performs poorly, even if any other underlying performs favorably

•     All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

•     No periodic interest payments or dividends

•     The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Term	Approximately 5 years
Underlyings	The EURO STOXX 50® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF (each, an “underlying”)
Stated Principal Amount	$1,000 per security
Pricing Date	May 27, 2021
Issue Date	June 2, 2021
Valuation Date	May 26, 2026
Maturity Date	June 2, 2026
Payment at Maturity	See “Payment at Maturity” on Page 3
Worst Performing Underlying	The underlying with the lowest underlying return
Underlying Return	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Initial Underlying Value

With respect to the EURO STOXX 50® Index: 4,039.21, its closing value on the pricing date.

With respect to the iShares® MSCI EAFE ETF: $80.64, its closing value on the pricing date.

With respect to the iShares® MSCI Emerging Markets ETF: $54.52, its closing value on the pricing date.

Final Underlying Value	For each underlying, its closing value on the valuation date
Final Barrier Value

With respect to the EURO STOXX 50® Index: 2,827.447, which is equal to 70% of its initial underlying value.

With respect to the iShares® MSCI EAFE ETF: $56.448, which is equal to 70% of its initial underlying value.

With respect to the iShares® MSCI Emerging Markets ETF: $38.164, which is equal to 70% of its initial underlying value.

Participation Rate	225%
Calculation Agent	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount and Commission	3.18%, of which dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.50% and WFA will receive a distribution expense fee of 0.12%. In respect of certain securities sold in this offering, CGMI may pay a fee of up to 0.1% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	17329FLH5 / US17329FLH54

On the date of the related pricing supplement, the estimated value of the securities is $916.80 per security, which is less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 3 in this term sheet, “Summary Risk Factors” in the accompanying pricing supplement, “Risk Factors Relating to the Securities” in the accompanying product supplement and “Risk Factors” in the accompanying prospectus supplement.

This term sheet should be read in conjunction with the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Examples The diagram at right illustrates your payment at maturity for a range of underlying returns of the worst performing underlying.
Hypothetical Returns	■The Securities ■ The Worst Performing Underlying

The table below is based on a range of hypothetical underlying returns of the worst performing underlying and illustrates:

•     the hypothetical underlying return of the worst performing underlying;

•     the hypothetical payment at maturity per security; and

•     the hypothetical total pre-tax rate of return.

The table below is based on a hypothetical initial underlying value for each underlying of 100 and does not reflect the actual initial underlying value of any underlying.

Hypothetical final underlying value of the worst performing underlying	Hypothetical underlying return of the worst performing underlying	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return
200.00	100.00%	$3,250.00	225.00%
175.00	75.00%	$2,687.50	168.75%
150.00	50.00%	$2,125.00	112.50%
140.00	40.00%	$1,900.00	90.00%
130.00	30.00%	$1,675.00	67.50%
120.00	20.00%	$1,450.00	45.00%
110.00	10.00%	$1,225.00	22.50%
105.00	5.00%	$1,112.50	11.25%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.99	-30.01%	$699.90	-30.01%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%
The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Payment at Maturity

For each $1,000 stated principal amount you hold at maturity:

•	If the final underlying value of the worst performing underlying is greater than its initial underlying value:

$1,000 + ($1,000 × underlying return of the worst performing underlying × participation rate);

•	If the final underlying value of the worst performing underlying is less than or equal to its initial underlying value, but greater than or equal to its final barrier value:

$1,000; or

•	If the final underlying value of the worst performing underlying is less than its final barrier value:

$1,000 + ($1,000 × underlying return of the worst performing underlying)

If the final underlying value of the worst performing underlying is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the full description of the risk considerations provided for in the Pricing Supplement and the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

•	You May Lose Some Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

•	Your Payment At Maturity Depends On The Value Of The Worst Performing Underlying On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The iShares® MSCI Emerging Markets ETF Is Subject To Risks Associated With Emerging Markets.

•	The EURO STOXX 50® Index, The iShares® MSCI EAFE ETF And The iShares® MSCI Emerging Markets ETF Are Subject To Risks Associated With Non-U.S. Markets.

•	Fluctuations In Exchange Rates Will Affect The Closing Values Of The iShares® MSCI EAFE ETF And The iShares® MSCI Emerging Markets ETF.

•	The Performance Of The EURO STOXX 50® Index Will Not Be Adjusted For Changes In The Exchange Rate Between The Euro And The U.S. Dollar.

•	Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates, Or Wells Fargo Or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	In The Case Of An Underlying That Is An Underlying ETF, Even If An Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

•	In The Case Of An Underlying That Is An Underlying ETF, The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of An Underlying.

•	In The Case Of An Underlying That Is An Underlying ETF, The Securities May Become Linked To An Underlying Other Than An Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares Of That Original Underlying.

•	In The Case Of An Underlying That Is An Underlying ETF, The Value And Performance Of The Underlying Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Valuation Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the stated principal amount per security. Citigroup Global Markets Holdings Inc. and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related pricing supplement, an accompanying product supplement, an accompanying underlying supplement and an accompanying prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related pricing supplement, accompanying product supplement, accompanying underlying supplement and the accompanying prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Consult your tax adviser

Investors should review carefully the accompanying pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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